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                                                                   EXHIBIT 10.18

                       SEPARATION AGREEMENT ("AGREEMENT")

                                     Between

                       ARV ASSISTED LIVING, INC. (" ARV")
                            a California corporation
          245 Fischer Avenue, Suite D-1 " Costa Mesa, California 92626
                                       and

                          DAVID P. COLLINS ("EMPLOYEE")
                            an individual residing at
                545 Emerald Bay - Laguna Beach, California 92651


                                    RECITALS

        A. WHEREAS, Employee and ARV are parties to an Employment Agreement dated October 1, 1995 and amended as of April 23, 1997 and further amended as of July 8, 1997 (the "Employment Agreement").

        B. WHEREAS, Employee and Company desire to specify the terms of Employee's resignation from his employment with ARV.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Resignation. Employee hereby tenders his resignation from all offices and directorships of subsidiaries of ARV with the exception of ARV International, Inc., in each case effective December 31, 1997. Employee agrees to remain Senior Executive Vice President of ARV until ARV's annual shareholder meeting for the March 31, 1997 fiscal year. Employee hereby tenders his resignation from such office immediately following such annual meeting. Employee shall remain President of ARV International, Inc., pursuant to the terms of a Consulting Agreement that shall be entered into by and between Employee and ARV. Employee agrees to execute appropriate documents to accomplish his resignation in any partnership affiliated with the Company upon request. Employee shall also remain a member of the Board of Directors of ARV for the remainder of his term.

2. Payment to Employee. Employee shall be paid the sum of $781,600, which sum shall be paid over the twelve (12) month period following execution of this Agreement in one or more installments that shall be mutually agreed upon by and between Employee and ARV.


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3. Execution of Release. Concurrently with the execution of this Agreement,
Employee shall execute a release of all claims against the Company in the form attached hereto as Exhibit A. This Agreement shall be null and void in its entirety if Employee fails to execute a release of all claims in the form attached hereto as Exhibit A, or if Employee revokes that release in accordance with its terms.

4. Termination of Employment Agreement. Employee acknowledges and agrees that all rights he may have had under the Employment Agreement are hereby terminated in their entirety, including without limitation, Employee's rights to compensation, bonuses, benefits and severance pay. Employee acknowledges the amounts paid under this Agreement are paid in lieu of any amounts due to Employee under the Employment Agreement other than those amounts required to be paid by law.

5. Waiver of Breach. Waiver by Employee or ARV of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6. Successors and Assigns. This Agreement shall be binding upon ARV and its successors and assigns, and shall inure to the benefit of Employee's heirs, executors and administrators.

7. Governing Law. This Agreement is entered into in the State of California and shall be governed by the laws thereof.

8. Arbitration. In the event any dispute arises between the parties pertaining to their respective rights and obligations as specified in this Agreement, the dispute shall be arbitrated. The Arbitration shall be submitted to and conducted by the office of the Judicial Arbitration and Mediation Services ("JAMS") that is located nearest to the corporate office. The rules and regulations of JAMS shall apply to the Arbitration. Judgment for the award may be entered in any Court having jurisdiction thereof. The prevailing party of such dispute, as determined by the Arbitrator, shall be entitled to attorneys' fees and costs incurred by that party.

9. Modification of Agreement. This Agreement constitutes the entire agreement between the parties hereto. To be effective, any modification of this Agreement must be in writing and signed by the party to be charged thereby.

10. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of personal service on the party to whom notice is to be given, or on the second day after mailing if mailed by certified mail, return receipt requested, to the party to whom notice is to be given, and sent to the addresses listed above.

11. Severability. If a court or an arbitrator of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or part for any reason, the validity and enforceability of the remaining provisions, or portions of them, will not be affected.


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12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

13. Sole and Entire Agreement. This Agreement represents the sole and entire agreement among the parties and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matters covered thereby.

14. Representation by Counsel. Because both parties have had an opportunity to be represented by counsel and this Agreement was negotiated at arms' length, the usual presumption that an agreement be interpreted against the drafter shall not apply.

        IN WITNESS WHEREOF, the parties have each executed this Agreement as of December 31, 1997.


"ARV"                                        "EMPLOYEE"
ARV ASSISTED LIVING, INC.,
A CALIFORNIA CORPORATION



By:  /s/  HOWARD G. PHANSTIEL                 /s/  DAVID P. COLLINS
   -------------------------------           -------------------------------
        Howard G. Phanstiel                      David P. Collins
Is:  Chairman




By:  /s/ GRAHAM ESPLEY-JONES
   -------------------------------
        Graham Espley-Jones
Its:    Executive Vice President and
        Chief Financial Officer


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